Exhibit 99.1

Genasys Inc. Reports Fiscal Third Quarter 2021 Financial Results

Achieves Record Fiscal Year Bookings

On Track for Record Fiscal Year-End Backlog and Revenue

SAN DIEGO, CA – July 28, 2021 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions, today announced financial results for the Company's fiscal third quarter ended June 30, 2021.

"Revenue growth and record quarterly bookings in our LRAD hardware and Genasys Emergency Management (GEM) software segments, and the acquisition of fast growing evacuation management and public safety software provider, Zonehaven, highlighted the fiscal third quarter," said Richard S. Danforth, Chief Executive Officer of Genasys Inc. "Investments in sales, marketing, and engineering personnel affected profitability in the quarter, but are important elements for expediting software and enterprise revenue growth. Year-to-date revenues in our major geographic business areas of Asia Pacific, Europe/Middle East/Africa, and the Americas, grew 31%, 16%, and 7%, respectively, from the same period last year.

"Increasing emergency warning, enterprise, and public safety needs are driving demand for our full suite of hardware systems and software solutions," Mr. Danforth continued. "Genasys' unified platform is uniquely positioned to capitalize on rapid growth in the critical communications and mass notification markets. The acquisitions of Amika Mobile and Zonehaven are serving as catalysts to produce significant GEM Enterprise and Integrated Mass Notification System (IMNS) business opportunities. Our combined systems and solutions are expected to increase software sales, grow recurring revenues, and enhance profit margins.

"Record quarterly bookings of $44.3 million drove the Company to achieve record fiscal year bookings three months prior to the close of fiscal 2021," added Mr. Danforth. "Along with the record bookings, backlog of $37.7 million at June 30, 2021 positions the Company for record fiscal year-end backlog and revenue, and continued growth in fiscal 2022."

Fiscal Third Quarter 2021 Financial Summary

Fiscal third quarter revenues were $12.6 million, an increase from $11.9 million in the prior year quarter.

Gross profit margin was 53.0%, compared with 54.1% in the third quarter of fiscal 2020. The decrease as a percentage of revenue was attributable to a 61% increase in engineering personnel, primarily software- related.

Operating expenses were $6.2 million, up from $4.5 million in the same period a year ago, largely due to a 76% increase in sales and marketing personnel over the prior year to support future revenue growth opportunities, including opening sales offices in Singapore, the United Arab Emirates, and Puerto Rico.

Net income for the quarter was $0.3 million, or $0.01 per share, a decrease from $1.5 million in the fiscal 2020 third quarter. The decrease was largely due to increased selling, general and administrative expenses, offsetting the higher gross profit in the third quarter of fiscal year 2021.

Select Fiscal Third Quarter 2021 Operating and Business Highlights

• Acquired Zonehaven Inc., an emergency evacuation planning and public safety resources software provider

• Received $28.0 million in follow-on program of record LRAD 450XL orders from the U.S. Army

• Announced $9.0 million U.S. Army mobile mass notification systems order

• Awarded mass notification and emergency management software services contract from Riverside County, CA

• Received $3.0 million in LRAD domestic and international security orders

• Announced $1.0 million in international infrastructure protection and wildlife preservation orders

• Received IMNS order from Southern Marin Fire Protection District

Nine Months Financial Summary

Revenues for the first nine months of fiscal 2021 were $32.0 million, up 10% from $29.0 million in the same period last year.

Gross profit margin was 49.2%, compared with 52.0% in the first nine months of fiscal 2020. Gross profit as a percentage of revenue was lower compared to the prior year period primarily due to a 64% increase in engineering personnel over last year to support the Australia, EU, and GEM Enterprise software initiatives.

Operating expenses were $15.3 million, up from $12.1 million in the same period last year, largely due to a 60% increase in sales and marketing personnel over the prior year to support future business and revenue growth opportunities.

Net loss for the first nine months was $0.1 million, or $(0.00) per diluted share, compared with net income of $2.4 million, or $0.07 per diluted share, in the nine months of fiscal 2020. This decrease was primarily due to the higher operating expenses, partially offset by the higher gross profit, in the current year period.

Cash, cash equivalents and marketable securities totaled $22.8 million on June 30, 2021, compared with $31.4 million on September 30, 2020.

Working capital totaled $17.8 million on June 30, 2021, compared with $29.8 million on September 30, 2020. The decrease in working capital was primarily due to the use of cash to complete the Amika Mobile asset purchase and Zonehaven acquisition in the first and third quarters of fiscal year 2021, respectively.

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal third quarter 2021 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967 (U.S. and Canada), or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/42289.

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys™ is a global provider of critical communications systems and solutions that help keep people safe. Genasys provides a multichannel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company's unified critical communications platform includes Genasys Emergency Management (GEM) applications, National Emergency Warning Systems (NEWS), Integrated Mass Notification Systems (IMNS), LRAD® long-range voice broadcast systems, Zonehaven™ public safety resources, and more.

Genasys systems are in service in more than 100 countries in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2020. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	June 30,
	2021	September 30,
	(unaudited)	2020

ASSETS
Current assets:
Cash and cash equivalents	$14,540	$23,319
Short-term marketable securities	5,976	4,265
Restricted cash	286	282
Accounts receivable, net	6,270	5,442
Inventories, net	6,422	5,949
Prepaid expenses and other	1,464	860
Total current assets	34,958	40,117
Long-term marketable securities	2,297	3,805
Long-term restricted cash	1,202	395
Deferred tax assets, net	10,694	11,095
Property and equipment, net	1,836	1,930
Goodwill	23,908	2,472
Intangible assets, net	13,431	943
Operating lease right of use asset	5,048	5,285
Prepaid expenses and other - noncurrent	193	125
Total assets	$93,567	$66,167

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,708	$1,370
Accrued liabilities	13,305	7,880
Notes payable, current portion	304	300
Operating lease liabilities, current portion	877	771
Total current liabilities	17,194	10,321

Notes payable, less current portion	-	18
Other liabilities, noncurrent	5,420	293
Operating lease liabilities, noncurrent	5,952	6,395
Total liabilities	28,566	17,027

Total stockholders' equity	65,001	49,140
Total liabilities and stockholders' equity	$93,567	$66,167

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$12,627	$11,971	$31,956	$29,029
Cost of revenues	5,941	5,500	16,229	13,946
Gross profit	6,686	6,471	15,727	15,083

Operating expenses:
Selling, general and administrative	4,776	3,330	11,931	8,884
Research and development	1,390	1,200	3,416	3,233
Total operating expenses	6,166	4,530	15,347	12,117

Income from operations	520	1,941	380	2,966
Other income and expense, net	(2)	36	59	202
Income before income taxes	518	1,977	439	3,168
Income tax expense	228	473	506	742
Net income (loss)	$290	$1,504	$(67)	$2,426

Net income (loss) per common share:
Basic and diluted	$0.01	$0.05	$-	$0.07
Diluted	$0.01	$0.04	$-	$0.07

Weighted average common shares outstanding:
Basic	34,109	33,289	33,798	33,122
Diluted	35,271	34,281	33,798	33,878